Exhibit 10.4(a)
May 20, 2009
Jim Hohmann
CEO, FBL Financial Group, Inc. (“FBL”)
5400 University Avenue
West Des Moines, IA 50266

Re:	Forbearance Agreement/Dividend Reduction
Dear Jim:
As you are aware, pursuant to paragraph 7(d) of the royalty agreement between the Iowa Farm Bureau Federation (“IFBF”) and the insurance companies that are managed by FBL, Farm Bureau Mutual Insurance Company and Farm Bureau Life Insurance Company (hereinafter “Insurance Companies”), a reduction in the quarterly dividend by FBL below $.10 per share creates a power of termination of the agreement on the part of the IFBF.
Under the current circumstances, IFBF wishes to, at the least, temporarily forgo its right of termination as otherwise provided under the agreement. This forbearance by the IFBF would be until February 28, 2010, and is conditioned upon:
1)	No further reduction in the quarterly dividend below the $0.0625 currently declared for the remaining three quarters of 2009; and

2)	An acknowledgement on the part of the Insurance Companies that IFBF is waiving no rights or claims under the royalty agreement by this forbearance.
If you wish to accept the terms of this offer of forbearance on behalf of the insurance companies, please acknowledge the same by signing below.
Sincerely yours,
/s/ CRAIG LANG
Craig Lang
President, Iowa Farm Bureau Federation

5400 University Avenue, West Des Moines, IA 50266-5997 / (515) 225-5400

Acceptance:
The undersigned, as CEO of Farm Bureau Mutual Insurance Company and Farm Bureau Life Insurance Company, does acknowledge agreement to the terms of the forbearance set forth above.

/s/ JAMES E. HOHMANN James E. Hohmann